Exhibit 99.1

FOR IMMEDIATE RELEASE	Tuesday, September 29, 2009

Gannett Co., Inc. Announces Pricing of $500 Million of Senior Notes

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that it has priced its previously announced offering of senior notes due 2014 (“2014 Notes”) and senior notes due 2017 (“2017 Notes”).

The face value of the 2014 Notes is $250 million, an increase of $50 million over the previously announced amount, with an interest rate of 8.750%. The 2014 Notes were priced at 98.465% of face value, resulting in a yield to maturity of 9.125%.

The face value of the 2017 Notes is $250 million, an increase of $50 million over the previously announced amount, with an interest rate of 9.375%. The 2017 Notes were priced at 98.582% of face value, resulting in a yield to maturity of 9.625%.

The 2014 Notes and 2017 Notes (collectively, the “Notes”) are being made available in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), with closing expected to occur on October 2, 2009, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering to repay borrowings outstanding under its revolving credit facilities and term loan.

The Notes are being offered only to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. There can be no assurance that the Notes offering will close on the terms described herein or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 84 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 700 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.

For investor inquiries, contact:	For media inquiries, contact:

Jeff Heinz	Robin Pence
Director, Investor Relations	Vice President of Corporate Communications
(703) 854-6917	703-854-6049
jheinz@gannett.com	rpence@gannett.com